PROMISSORY NOTE

$350,000.00	March 28, 2006

FOR VALUE RECEIVED, THE BEARD COMPANY, an Oklahoma corporation, having as address of Enterprise Plaza, Suite 320, 5600 North May Avenue, Oklahoma City, Oklahoma 73112 (“Borrower”), hereby promises to pay to the order of FIRST FIDELITY BANK, N.A., a national banking association (“Lender”), the principal sum of Three Hundred Fifty Thousand Dollars ($350,000.00) or so much thereof as may be advanced and outstanding from time to time, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

This Note is issued by Borrower pursuant to that certain Business Loan Agreement of even date herewith (the “Loan Agreement”) entered into between Borrower and Lender. This Note evidences the Loan (as defined in the Loan Agreement) and is a revolving line of credit which can be advanced, repaid and readvanced in compliance with the terms and conditions of this Note, the Loan Agreement and the other Loan Documents. Payment and enforcement of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1.       Maximum Commitment Amount. The Lender shall have no obligation to make any advance under this Note which, when added to the outstanding principal balance of this Note at the time of such advance, shall exceed the lesser of (i) the Borrowing Base Amount, or (ii) the Reducing Commitment Amount (the “Maximum Commitment Amount”).

2.            Interest. The principal amount hereof outstanding from time to time shall bear interest per annum until paid in full at the Effective Rate, calculated on the basis of actual number of days elapsed, but computed as if each calendar year consisted of a 360-day year, with the Effective Rate to change on the date of any change in the Prime Rate without notice. For purposes of this Note, “Effective Rate” shall mean that variable rate of interest per annum equal to the Prime Rate plus one and one-half percent (1.50%) and the “Prime Rate” shall mean that rate of interest designated from time to time as the “Prime Rate” as published in the Money Rates Section of the Wall Street Journal, Southwest Edition.

3.             Payment. During the term of this Note, the Borrower shall make monthly payments of all accrued interest on the outstanding principal balance of this Note. Such monthly payments shall be due and payable on the last day of each and every month, beginning on April 30, 2006, and shall continue through the Maturity Date. Additionally, in the event the outstanding principal balance of this Note shall ever exceed the Maximum Commitment Amount, Borrower shall, within thirty (30) days of written notice from the Lender, either (i) pay the principal amount in excess of the Maximum Commitment Amount, or (ii) grant a first and prior Lien in favor of the Lender on additional property of the Borrower or any acceptable third party of quality and quantity satisfactory to Lender to further secure this Note.

All payments on account of the indebtedness evidenced by this Note shall be made to Lender not later than 2:00 p.m. Oklahoma City, Oklahoma time on the day when due in lawful money of the United States and shall be first applied to late charges, costs of collection or enforcement and other similar amounts due, if any, to the extent payable by Borrower under this Note and any of the other Loan Documents, then to interest due and payable hereunder and the remainder to principal due and payable hereunder.

4.            Maturity Date. The indebtedness evidenced hereby shall mature on September 30, 2007 (the “Maturity Date”). On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable. During the continuance of an Event of Default under any of the Loan Documents, Lender shall have the right (among all other rights and remedies set forth in the Loan Documents and available at law and in equity) to declare this Note immediately due and payable.

5.             Prepayment. This Note may be prepaid at any time, in whole or in part, without premium or penalty, and any such prepayment shall be applied first to accrued interest and then to principal in inverse order of payments due. Any such prepayment will not waive or defer any scheduled monthly payment.

6.             Commitment Fee. The Borrower shall pay to the Lender, in immediately available funds, a loan commitment fee of $3,500.00 (“Commitment Fee”), which shall be due upon execution of this Note.

7.	General Provisions.

(a)           In the event (i) the principal balance hereof is not paid when due whether by acceleration or upon the Maturity Date or (ii) an Event of Default exists, then the principal balance hereof shall bear interest at the Default Rate during the continuance of either such event. “Default Rate” shall mean the Effective Rate plus five percent (5%).

(b)           Borrower agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

(c)           If any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Borrower and the holder or holders hereof under the remainder of this Note shall continue in full force and effect. All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, the fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

(d)           This Note and all provisions hereof shall be binding upon Borrower and all persons claiming under or through Borrower, and shall inure to the benefit of Lender, together with its successors and permitted assigns, including each owner and holder from time to time of this Note.

(e)	Time is of the essence as to all dates set forth herein.

(f)           Borrower agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; and Borrower consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder.

(g)           Borrower hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

(h)           If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all reasonable out-of-pocket costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.

(i)            All parties now or hereafter liable with respect to this Note, whether Borrower, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due installment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of any State. Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(j)            THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(k)           In the event of a conflict between the terms of this Note and the terms of the Loan Agreement, the applicable terms of the Loan Agreement shall be controlling.

IN WITNESS WHEREOF Borrower has executed and delivered this Note as of the day and year first set forth above.

BORROWER:	THE BEARD COMPANY, an Oklahoma corporation By: /s/ Herb Mee, Jr. Herb Mee, Jr., President